UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2013

CENTAUR GUERNSEY L.P. INC.
(Exact name of registrant as specified in its charter)

Guernsey	001-09913	98-1022387
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12930 West Interstate 10, San Antonio, Texas 78249
(Address of principal executive offices)

Registrant's telephone number, including area code: (210) 524-9000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The governing board of directors of Centaur Guernsey L.P. Inc. (the “Company”) are the directors of Chiron Holdings GP, Inc., the general partner of Chiron Guernsey Holdings L.P. Inc., which is the parent of the Company. Kinetic Concepts, Inc., a Texas corporation (“KCI”) is an operating subsidiary of the Company.

The Company previously disclosed that KCI has entered into a share purchase agreement to purchase the Systagenix™ wound care business from an entity controlled by One Equity Partners III, L.P. for a total purchase price of approximately $485 million on a debt free and cash free basis (the “Acquisition”) on a Current Report on Form 8-K filed July 30, 2013. The Company is disclosing under Item 7.01 of this Current Report on Form 8-K the following additional information.

Systagenix recorded revenue and Adjusted EBITDA of $196 million and $37 million, respectively, for calendar year 2012, and $199 million and $40 million, respectively, for the 12 months ended March 31, 2013, in each case excluding the diagnostics business. Over the next few years following the Acquisition, KCI expects to achieve revenue and cost synergies and as a result increase the Systagenix Adjusted EBITDA margins to levels close to those of the Company.

Non-GAAP Financial Measures

The Company has included Adjusted EBITDA, a non-GAAP financial measure, in this report. A reconciliation of net loss, a GAAP measure, to Adjusted EBITDA for the periods presented is included herein. Adjusted EBITDA is defined as reflected in the reconciliation. We believe that the presentation of Adjusted EBITDA enhances an investor's understanding of Systagenix' financial performance and is a useful financial metric to assess its operating performance in a manner that may not be otherwise apparent under GAAP.

The following table presents a reconciliation of Systagenix' net loss, a GAAP measure, to its Adjusted EBITDA for the periods presented (in millions):

			Twelve months ended March 31, 2013
	Fiscal Year
	2011	2012

Net loss	$(158)	$(3)	$—
Net interest expense	18	1	1
Income tax benefit	(23)	(9)	(8)
Depreciation and other amortization	44	39	38
Impairment	100	—	—
Loss (gain) on sale of business	41	(2)	(2)
Other (1)	16	11	11
Adjusted EBITDA	$38	$37	$40

(1) Other primarily includes expenses associated with Systagenix diagnostics business and restructuring costs.

Forward-Looking Statements

This report includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's historical experience, and present projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, KCI's ability to successfully integrate Systagenix, retain key employees and achieve planned cost synergies; KCI's ability to obtain necessary regulatory approvals for the acquisition; KCI's ability to implement its strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements; changes in KCI's supply chain system; additional impairment charges; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2012, which is available from the SEC. The occurrence of the events described in the risk factors could harm our business, results of operations and financial condition. These forward-looking statements are made as of the date of this report. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this report, whether as a result of new information, future events or otherwise.

As provided in General Instruction B.2 of Form 8-K, the information included under this Item shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTAUR GUERNSEY L.P. INC.

Date: August 8, 2013	By:	/s/ Robert P. Hureau
Name: Robert P. Hureau
Title: Authorized Signatory